July 12, 2012

Eurasian Minerals Inc.
543 Granville Street, Suite 501
Vancouver, British Columbia V6C 1X8
Canada

Re:	Registration Statement on Form F-4

Ladies and Gentlemen:

     We have acted as special U.S. counsel to Eurasian Minerals Inc., a corporation organized under the laws of British Columbia (“Eurasian”), in connection with the proposed merger (the “Merger”) of EMX (Utah) Corp., a Utah corporation and wholly owned subsidiary of Eurasian (“Merger Sub”), with and into Bullion Monarch Mining, Inc., a Utah corporation (“Bullion”), with Bullion surviving as a wholly owned subsidiary of Eurasian, pursuant to the Agreement and Plan of Merger, dated February 7, 2012, by and among Eurasian, Merger Sub and Bullion (the “Merger Agreement”). In connection with the Merger, Eurasian filed a registration statement on Form F-4 (No. 333-180092) (as amended through the date hereof, the “Registration Statement”) with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of up to 18,837,233 common shares, no par value per share, of Eurasian (“Eurasian Shares”). Pursuant to the Merger Agreement, Eurasian will issue 0.45 of a Eurasian Share and $0.11 in cash in exchange for each outstanding share of Bullion common stock, par value $0.001 per share (“Bullion Shares”). In addition, each outstanding warrant of Bullion (the “Bullion Warrants”) will be deemed to be exchanged for a substitute warrant that will entitle its holder to acquire, in lieu of one Bullion Share, 0.45 of a Eurasian Share plus $0.11 in cash, upon exercise in accordance with the terms of the original Bullion Warrant.

     Our opinion set forth herein is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated under the Code, the published administrative positions of the Internal Revenue Service (the “IRS”) contained in revenue rulings and revenue procedures, the Convention Between Canada and the United States of America with Respect to Taxes on Income and Capital, signed September 26, 1980, as amended, and U.S. judicial decisions, in each case as in effect on the date of this opinion. All of the authorities upon which our opinion is based are subject to change, possibly with retroactive effect, and to differing interpretations. Any such change in these authorities could affect the opinion set forth below. Nevertheless, we undertake no responsibility to advise or notify you of any developments in the application or interpretation of such authorities that occur after the date of our opinion. Our opinion is not binding on the IRS or the courts. Accordingly, there is no assurance that the IRS will not assert a contrary position or that a court would not agree with such a contrary position.

     For purposes of rendering our opinion, we have reviewed and relied upon the Registration Statement, the Merger Agreement and such other records, agreements, instruments and documents as we have deemed necessary or appropriate as a basis for our opinion set forth below. In addition, for purposes of rendering our opinion, we have reviewed such questions of law as we have considered necessary and appropriate. We are also relying upon certain factual representations and/or determinations by Eurasian and Bullion set forth in certificates delivered to us on or before the date hereof.

 Eurasian Minerals Inc., p. 2

     In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. We have assumed that all factual representations and determinations on which our opinion is based are true and correct as of the date given and thereafter where relevant (without regard to whether such representations or conclusions are made “to the best knowledge of” any person or party or with similar qualification) and that no actions have been or will be taken which are inconsistent with such representations or conclusions.

     We have furthermore assumed that the Merger will be consummated as described in the Registration Statement and in accordance with the terms of the Merger Agreement, without the modification or waiver of any such terms.

     Subject to the qualifications, exceptions, assumptions and limitations set forth herein and therein, the discussion set forth under the heading “Proposal One—The Merger—Material United States Federal Income Tax Consequences of the Merger and the Holding and Disposing of Eurasian Common Shares Received in the Merger” in the Registration Statement, insofar as it expresses conclusions as to the application of United States federal income tax law, is our opinion as to the material United States federal income tax consequences of the issuance of Eurasian Shares to the holders of Bullion Shares or Bullion Warrants in connection with the Merger. We express no opinion as to any matter not explicitly discussed herein or as to the law of any jurisdiction other than the United States of America.

     This opinion is being furnished to Eurasian at its request in connection with the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement, to the discussion of this opinion in the Registration Statement and to the reference to us in the Registration Statement under the heading “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder. We are furnishing this opinion solely in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose.

Very truly yours,

/s/ Dorsey & Whitney LLP

JDH/JVC